Carriage Services Announces Record Second Quarter and First Half Results:

•Record Second Quarter and First Half Results;
•Increase in Rolling Four Quarter, 2021 and 2022 Outlooks;
•Invested $12.3 million to repurchase 325,000 shares ($38 per share) in second quarter;
•Increase in Intrinsic Value Roughly Right Range to $55 to $65 Per Share; and
•Increase of $25 million in Approved Stock Repurchase Program to $63 million.

Houston, July 27, 2021 (GLOBE NEWSWIRE) – Carriage Services, Inc. (NYSE: CSV) Mel Payne, Chairman and CEO, stated, “After our highly successful refinancing of $400 million 6.625% senior notes into a new issue of eight year $400 million 4.25% senior notes on May 13, 2021, we have continued to execute our funeral and cemetery portfolio operations and sales performance at an extraordinarily high level even as we have moved into a more normalized post COVID-19 Pandemic Crisis death rate environment during the second quarter. We are now positioned to optimize long term shareholder value creation through continued outstanding execution of our operating and strategic acquisition models and savvy, disciplined and flexible capital allocation of our recurring and increasing Free Cash Flow into high return investments over the next eight years, while simultaneously maintaining a moderate leverage profile of 4 times Debt to EBITDA Ratio or less.

The balance of this 2021 second quarter earnings release will be equivalent to the fourth extension of my 2020 Shareholder Letter (first was first quarter release on April 21, second was my refinancing and intrinsic value commentary on May 13, 2021, third was announcement of three Executive Team Promotions on June 2, 2021), i.e. a journey through “highly transparent” high performance data sequentially shown on the following pages as follows:
•Second Quarter and First Half Comparative Performance Highlights;
•Five Quarter Trend Report Ending June 30, 2021;
•Same Store Funeral Revenue Monthly Trends and Drivers Six Months Ending June 2021;
•Second Quarter and First Half 2021 versus 2020 Overhead / Incentive Compensation Comparison;
•Rolling Four Quarter Outlook Ending June 30, 2022 and Updated and Increased Two Year Scenario 2021/2022;
•Updated and Increased Intrinsic Value Per Share Range and Capital Allocation Strategy and Priorities;
•Free Cash Flow and Leverage Update; and
•Second Quarter and First Half Trust Performance/Impact on Reported Financial Segment.

SECOND QUARTER 2021 COMPARATIVE PERFORMANCE HIGHLIGHTS
•Total Revenue of $88.3 million, an increase of $10.8 million or 13.9%;
•Same Store Funeral Contracts of 9,061, an increase of 0.1%;
•Same Store Funeral Revenue of $47.3 million, an increase of $3.0 million or 6.7%;
•Same Store Cemetery Revenue of $16.5 million, an increase of $5.0 million or 42.8%;
•Same Store Cemetery Field EBITDA of $7.6 million, an increase of $3.9 million or 106.7%;
•Same Store Cemetery Field EBITDA Margin of 45.9%, an increase of 1,420 basis points;
•Acquisition Cemetery Revenue of $8.2 million, an increase of $4.1 million or 101.6%;
•Acquisition Cemetery Field EBITDA of $4.7 million, an increase of $3.3 million or 230.1%;
•Acquisition Cemetery Field EBITDA Margin 57.9%, an increase of 2,250 basis points;
•Total Field EBITDA of $40.0 million, an increase of $6.8 million or 20.4%;
•Total Field EBITDA Margin of 45.3%, an increase of 240 basis points;
•Adjusted Consolidated EBITDA of $28.7 million, an increase of $3.3 million or 12.9%;
•Adjusted Consolidated EBITDA Margin of 32.5%, a decrease of 30 basis points;

•Adjusted Diluted EPS of $0.64, an increase of $0.19 or 42.2%;
•Adjusted Proforma(1) Diluted EPS of $0.70, an increase of $0.25 or 55.6%;
•Adjusted Free Cash Flow of $12.3 million, a decrease of $5.6 million or 31.1%;
•Adjusted Free Cash Flow Margin of 13.9%, a decrease of 920 basis points;
•Adjusted Proforma(1) Free Cash Flow of $13.4 million, a decrease of $4.5 million or 25.1%;
•Adjusted Proforma(1) Free Cash Flow Margin of 15.2%, a decrease of 790 basis points;
•GAAP Net Loss of $6.2 million, a decrease of $12.6 million equal to 196.4%; and
•GAAP Diluted Loss Per Share of $0.33, a decrease of $0.69 per share equal to 191.7%.

The increases in our record consolidated performance metrics, i.e. Adjusted Consolidated EBITDA/Margin, Adjusted and Proforma EPS, and Adjusted and Proforma Free Cash Flow/Margin in the second quarter and first half of 2021 compared to 2020 would have been even higher if not for the under accruals of primarily field incentive compensation in the first and second quarter of 2020 amidst the portfolio performance uncertainty of the early phase of the COVID-19 Pandemic. Contrary to last year, we are fully accrued this year, as field incentive compensation in the second quarter of 2021 was $1.6 million or about 6 cents per share higher than second quarter last year and $3.8 million or about 15 cents per share higher in the first half of 2021 versus last year, which is more fully explained in our overhead section on Pages 7 and 8 of this release.

FIRST HALF 2021 COMPARATIVE PERFORMANCE HIGHLIGHTS
•Total Revenue of $184.9 million, an increase of $29.9 million or 19.3%;
•Total Same Store Funeral Contracts of 20,089, an increase of 1,975 or 10.9%;
•Same Store Funeral Revenue of $104.0 million, an increase of $13.0 million or 14.3%;
•Same Store Funeral Field EBITDA of $44.5 million, an increase of $7.7 million or 20.9%;
•Same Store Funeral Field EBITDA Margin of 42.8%, an increase of 240 basis points;
•Same Store Cemetery Revenue of $31.1 million, an increase of $8.6 million or 38.5%;
•Same Store Cemetery Field EBITDA of $13.3 million, an increase of $6.4 million or 94.3%;
•Same Store Cemetery Field EBITDA Margin of 42.7%, an increase of 1,220 basis points;
•Acquisition Cemetery Revenue of $15.2 million, an increase of $8.3 million or 121.1%;
•Acquisition Cemetery Field EBITDA of $8.8 million, an increase of $6.6 million or 290.8%;
•Acquisition Cemetery Field EBITDA Margin of 58.3%, an increase of 2,530 basis points;
•Total Field EBITDA of $85.8 million, an increase of $22.5 million or 35.5%;
•Total Field EBITDA Margin of 46.4%, an increase of 550 basis points;
•Adjusted Consolidated EBITDA of $63.4 million, an increase of $15.1 million or 31.3%;
•Adjusted Consolidated EBITDA Margin of 34.3%, an increase of 310 basis points;
•Adjusted Diluted EPS of $1.45, an increase of $0.66 or 83.5%;
•Adjusted Proforma(1) Diluted EPS of $1.60, an increase of $0.81 or 102.5%;
•Adjusted Free Cash Flow of $39.5 million, an increase of $9.0 million or 29.4%;
•Adjusted Free Cash Flow Margin of 21.3%, an increase of 160 basis points;
•Adjusted Proforma(1) Free Cash Flow of $42.3 million, an increase of $11.8 million or 38.7%;
•Adjusted Proforma(1) Free Cash Flow Margin of 22.9%, an increase of 320 basis points;
•Debt to EBITDA Ratio of 3.95 times(2);
•GAAP Net Income of $6.8 million, an increase of $4.6 million equal to 207.5%; and
•GAAP Diluted EPS of $0.37, an increase of $0.25 per share equal to 208.3%.

(1)	Proforma lower interest impact of recent refinancing effective as of January 1, 2021 (pre-tax lower interest cost of $1.6 million for the second quarter 2021 and $4.0 million for the first half 2021).
(2)	Rolling 12 Months Adjusted Consolidated EBITDA of $119.3 million and Total Debt of $471.4 million on June 30, 2021.

FIVE QUARTER TREND REPORT
We report our performance results publicly using the same highly transparent Non-GAAP “Trend Reports” that we use internally and which have been explained in previous shareholder letters, including Five Year and Five Quarter Trend Reports that reflect long and short term trends in our core operating, financial and overhead sectors over time. Shown on the next page are highlights from our Five Quarter Trend Report that clearly reflect the accelerating transformative high performance process that occurred at Carriage in the midst of the COVID-19 Pandemic from the second quarter of 2020 through the peak of the Pandemic impact in the first quarter of 2021.

We estimate that at least 85% of the COVID-19 performance lift from spikes in the death rate was concentrated in our Same Store and Acquisition Funeral Portfolio, initially concentrated in our Eastern Region in the second quarter of 2020, then spreading to the Central Region in the third quarter before peaking in our Western Region in the fourth quarter of 2020 and first quarter of 2021. The balance of our COVID-19 death rate performance lift of about 15% was concentrated in our Cemetery Portfolio Atneed Segment.

However, after Carlos Quezada joined Carriage on June 26, 2020, the Five Quarter Trend Report also reflects that our Same Store and Acquisition Cemetery Preneed Property Sales, Revenue and Field EBITDA Dollars and Margins began to trend higher and accelerate toward a historic peak in the second quarter of 2021.

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FIVE QUARTER OPERATING AND FINANCIAL TREND REPORT HIGHLIGHTS
(000’s except for volume, averages & margins)	2ND QTR 2020	3RD QTR 2020	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021
Funeral Same Store Contracts	9,056	9,420	10,172	11,028	9,061
Average Revenue Per Contract (1)	$4,891	$5,069	$5,158	$5,140	$5,218
Funeral Same Store Burial Contracts	3,273	3,370	3,777	4,038	3,189
Funeral Same Store Burial Rate	36.1%	35.8%	37.1%	36.6%	35.2%
Average Revenue Per Burial Contract	$8,688	$8,984	$9,013	$8,987	$9,262
Funeral Same Store Cremation Contracts	5,199	5,382	5,697	6,285	5,160
Funeral Same Store Cremation Rate	57.4%	57.1%	56.0%	57.0%	56.9%
Average Revenue Per Cremation Contract	$3,075	$3,285	$3,251	$3,294	$3,416
Funeral Same Store Revenue	$44,297	$47,750	$52,472	$56,683	$47,284
Funeral Same Store EBITDA	$18,726	$19,906	$23,115	$25,812	$18,659
Funeral Same Store EBITDA Margin	42.3%	41.7%	44.1%	45.5%	39.5%
Funeral Acquisition Revenue	$9,023	$8,204	$9,348	$10,139	$8,557
Funeral Acquisition EBITDA	$3,754	$2,941	$3,683	$4,467	$3,261
Funeral Acquisition EBITDA Margin	41.6%	35.8%	39.4%	44.1%	38.1%
Cemetery Same Store Preneed Property Contracts Sold	912	1,061	1,026	1,154	1,218
Cemetery Same Store Preneed Sales Revenue	$8,272	$8,293	$9,214	$9,288	$11,441
Cemetery Same Store Revenue	$11,565	$14,321	$14,739	$14,567	$16,516
Cemetery Same Store EBITDA	$3,666	$6,167	$6,491	$5,705	$7,579
Cemetery Same Store EBITDA Margin	31.7%	43.1%	44.0%	39.2%	45.9%
Cemetery Acquisition Preneed Property Contracts Sold	295	304	345	338	475
Cemetery Acquisition Preneed Sales Revenue	$3,079	$4,073	$5,394	$5,089	$6,839
Cemetery Acquisition Revenue	$4,056	$5,220	$5,509	$6,980	$8,175
Cemetery Acquisition EBITDA	$1,435	$2,335	$2,532	$4,102	$4,737
Cemetery Acquisition EBITDA Margin	35.4%	44.7%	46.0%	58.8%	57.9%
Total Financial Revenue	$4,674	$5,575	$5,206	$5,656	$5,340
Total Financial EBITDA	$4,448	$5,226	$4,867	$5,254	$4,993
Total Financial EBITDA Margin	95.2%	93.7%	93.5%	92.9%	93.5%
Total Revenue	$77,477	$84,393	$90,088	$96,637	$88,277
Total Field EBITDA	$33,221	$37,309	$41,318	$45,787	$40,014
Total Field EBITDA Margin	42.9%	44.2%	45.9%	47.4%	45.3%
Adjusted Consolidated EBITDA	$25,444	$27,666	$28,300	$34,657	$28,720
Adjusted Consolidated EBITDA Margin	32.8%	32.8%	31.4%	35.9%	32.5%
Adjusted Diluted EPS	$0.45	$0.51	$0.57	$0.81	$0.64
Adjusted Free Cash Flow	$17,878	$27,608	$11,870	$27,140	$12,313
Adjusted Free Cash Flow Margin	23.1%	32.7%	13.2%	28.1%	13.9%

(1)	Excludes Preneed Funeral interest earnings reflected in Total Financial Revenue.

The record performance in the second quarter of 2021 reflects a normalization of funeral volumes at broadly higher funeral contract revenue averages, as second quarter Same Store Funeral Contracts were flat year over year while Same Store Funeral Revenue increased $3.0 million or 6.7% because our Average Revenue Per Contract (ARPC) of $5,218 was also 6.7% higher than the ARPC of $4,891 last year. The Same Store Funeral Burial ARPC for the second quarter was up 6.6% to $9,262, which was higher than Burial ARPC $9,209 for full year 2019, while the burial rate was down 90 basis points to 35.2% compared to the second quarter 2020. Same Store Funeral Cremation ARPC was up 11.1% for the quarter to $3,416, which is comparable to the Cremation ARPC of $3,427 for full year 2019. Our Same Store Funeral Field EBITDA was flat in the second quarter at $18.7 million, while our Same Store Funeral Field EBITDA Margin declined 280 basis points, with the margin decline all occurring in our Eastern Region because of 9.4% lower volumes, partially offset by higher revenue averages in the Eastern Region and completely offset by higher volumes and revenue averages in both the Central and Western Regions.

This geographical funeral revenue and margin divergence related to the COVID-19 death rate performance lift tapering off in the second quarter this year is the exact opposite of how COVID-19 impacted our funeral portfolio last year with huge outbreaks first in the Northeast and New Orleans. Beginning in the third quarter last year, the COVID-19 impact was concentrated in our Central Region and continued spreading westward into the fourth quarter, peaking in California in December 2020 and January and February of this year prior to normalizing across all three geographic regions during the second quarter.

But the major driver of our record second quarter 2021 performance was significantly higher preneed property sales across our Same Store and Acquisition Portfolio of cemeteries driven by the high performance sales organization that Carlos Quezada built over the past year, which I comprehensively covered on pages 27 and 28 of my 2020 Shareholder Letter. It is difficult for those of us who have been with Carriage for at least five or even ten or more years to imagine just how quickly Carlos and his team of A Players have turned our Same Store and Acquisition Cemetery Portfolio into a broad and sustainable driver of significantly higher Revenue, Field EBITDA and Field EBITDA Margins. So I will share just a few high performance data points to let you hopefully become as impressed, inspired and excited as all of us Carriage long timers have increasingly become over the past year:

Same Store Cemetery Portfolio
•Same Store Cemetery Revenue for one month had exceeded $5 million only once in our history in April 2019, then again after Carlos joined Carriage in June 2020, once again in August 2020 followed very closely at $4.9 million in each of the last three months of 2020;
•Same Store Cemetery Field EBITDA Margin exceeded 40% only one month in our history, also in April 2019 prior to Carlos joining in June 2020, then again in five of the last six months of 2020, averaging 44.5%;
•Same Store Cemetery Revenue exceeded $5 million in each of last four months ending June 2021, averaging $5.6 million; and
•Same Store Cemetery Field EBITDA Margin exceeded 40% for each of last four months ending June 2021, averaging 45.4% and almost achieved the 50% threshold in June 2021 at a record high of 49.9%.

Acquisition Cemetery Portfolio
•Acquisition Cemetery Revenue (all three acquired at the end of 2019 / beginning of 2020 – integration was delayed due to the COVID-19 Pandemic – see pages 29-33 of my Shareholder Letter) exceeded $1 million for the first time in March 2020, then achieved $1.7 million in July 2020, reaching over $2.0 million for the first time in October 2020, but averaging $1.8 million over the last six months of 2020 compared to $1.1 million over the first six months;
•Acquisition Cemetery Field EBITDA Margin achieved over 40 % for the first time in April 2020, and again in July 2020 and November 2020, achieved over 50% for the first time in August 2020 and again in October 2020, averaging 44.5% over the last six months of 2020;

•Acquisition Cemetery Revenue exceeded $2 million for the first five months of 2021, averaging $2.3 million, and for the first time exceeded $3 million in June 2021 at a record high of $3.6 million; and
•Acquisition Cemetery Field EBITDA Margin for the first six months of 2021 averaged 56.8%, achieving over 60% for the first time in January, then again in February at a record high of 69.2%, and ending the second quarter strong in May at 57.3% and June at 65.0%.

In summary, as opposed to the COVID-19 performance lift we got in our funeral portfolio, especially during the last quarter of 2020 and the first quarter of 2021, our cemetery portfolio sales, revenue and margin performance was dampened by the mandated restrictions throughout the Pandemic. We have emerged from the severe behavioral restrictions and mandates related to the COVID-19 Pandemic a much better company in all four Funeral and Cemetery Sectors as well as our Financial Sector, but the exciting part well understood within Carriage’s leadership and Board is that the high performance momentum in our cemetery portfolio is not only sustainable, but as Carlos and his team always say, “It’s A Great Time To Be At Carriage and The Best Is Yet To Come!”

SAME STORE FUNERAL MONTHLY REVENUE TRENDS/DRIVERS SIX MONTHS ENDING JUNE 2021
(000’s except for volume, averages)	2021 versus 2020
Same Store Funeral	JAN	FEB	MAR	APR	MAY	JUN
Contracts (volume) 2021	4,195	3,539	3,294	3,036	2,903	3,122
Contracts (volume) 2020	3,136	2,849	3,073	3,185	2,942	2,929
Volume Variance	1,059	690	221	(149)	(39)	193
Average Revenue Per Contract 2021(1)	$5,167	$5,031	$5,222	$5,166	$5,231	$5,258
Average Revenue Per Contract 2020(1)	$5,263	$5,245	$4,962	$4,621	$4,942	$5,134
Average Revenue Per Contract Variance (ARPC)	$(96)	$(214)	$260	$545	$289	$124
Operating Revenue 2021(1)	$21,677	$17,806	$17,200	$15,683	$15,184	$16,416
Operating Revenue 2020(1)	$16,506	$14,942	$15,249	$14,719	$14,539	$15,038
Operating Revenue Variance	$5,171	$2,864	$1,951	$964	$645	$1,378
Net Revenue Volume Variance	$5,574	$3,619	$1,096	$(689)	$(193)	$991
Net Revenue Average Variance	$(403)	$(755)	$855	$1,653	$838	$387
Net Revenue Variance	$5,171	$2,864	$1,951	$964	$645	$1,378

(1)	Excludes Preneed Funeral interest earnings reflected in Total Financial Revenue.
As the above Same Store Funeral Revenue Trend Data makes clear, we have transitioned exceptionally well during each month of the second quarter from the peak COVID-19 Pandemic Funeral Revenue and Field EBITDA/Margin volume lift during December 2020 and January and February 2021, which was highly concentrated in our large California Funeral Portfolio. Beginning in March our Same Store Funeral positive contract volume variances began rapidly tapering off year over year and had small negative variances in April and May, yet recovered to a moderate positive volume variance in June that added another $1 million to our Same Store Funeral Revenue. After only moderate ARPC negative variances in January and February (our Managing Partners adapted quickly at the beginning of the Pandemic), the last four months of the first half of 2021 ending June produced moderate ARPC positive variances. Combined Volume and ARPC Revenue Variances produced a Total Same Store Funeral Revenue comparative increase of almost $10 million in the first quarter of 2021 followed by a comparative increase of almost $3 million in a more normalized death rate environment during the second quarter of 2021.

Undoubtedly, we are learning to live with COVID-19 in some variant form (Delta now) but likely adapting to other variant forms in the future, and to manage our personal affairs and businesses accordingly. There is also no doubt that a significant majority of our funeral businesses in all three geographic regions grew market share during the last fifteen months because of the amazingly innovative “high emotional value” services our entrepreneurial Managing Partners and their teams of employees produced for client families as opposed to what could not be done to serve these families that was communicated by government mandates, the media and even our competitors in many markets when these families needed help with their deceased loved ones the most.

We have yet to have a negative year over year Same Store Funeral Revenue comparative month in 2021, and in June all three of our geographic regions were higher with the Western Region leading the way. We will be highly challenged during the second half of 2021 to maintain this achievement, especially in the fourth quarter during the peak volume spike beginning in December 2020. We do not believe we will experience a material year over year Total Revenue and Profit decline, as we have too many increasingly high and sustainable performance drivers in our two cemetery segments and financial segment, which when combined with our low cost balance sheet, increasing Free Cash Flow and disciplined yet flexible capital allocation, should continue to drive an acceleration in Shareholder Value Creation for the second half of 2021 and thereafter.
SECOND QUARTER/FIRST HALF 2021 VERSUS 2020 OVERHEAD/INCENTIVE COMPENSATION COMPARISON
Our public Five Year, Five Quarter and internal Monthly, Quarterly and Year-To-Date Trend Reports are broken into five separate operating and financial segments that reflect Revenue, Field EBITDA and Field EBITDA Margin “trends over time.” Our High Performance Standards for defining success in both our funeral and cemetery portfolios are designed and heavily weighted around these revenue and margin “trend metrics” with EBITDA (dollars) one of two primary determinants for our Being The Best Annual Incentive Program, and the other being compound annual revenue growth and margin range (more compound annual revenue growth and higher margin range pays increasingly more with no limit).

Our five field reporting segments do not conform to GAAP or SEC segment requirements, as we do not allocate any corporate overhead to our individual business units whose Managing Partners are judged only by what they control locally, i.e. their important share of one of the four operating segments in our Trend Reports (Same Store and Acquisition Funeral, Same Store and Acquisition Cemetery). The Total Field Revenue, EBITDA and EBITDA Margin are therefore the consolidated performance of our individual funeral home and cemetery businesses plus the financial revenue that has been recognized primarily from our three preneed trusts (funeral merchandise and service, cemetery merchandise and service, cemetery perpetual care).

Our Overhead segment is shown below Total Field EBITDA in our Trend Reports and is broken into three categories: Total Regional Overhead that is mostly fixed with four cost segments comprised of three Regional Partners and one National Sales and Marketing Partner (Carlos Quezada recently promoted to COO), plus seven Directors of Support-Operations and three Directors of Support-Sales; Total Corporate Overhead that is mostly fixed comprised of eight different departments in our Houston Support Center; and Total Variable Overhead consisting of two major categories, field and corporate incentive compensation accruals (and payments after each calendar year), and various types of non-recurring items (termination or severance costs, legal settlements, and natural disaster costs such as floods, hurricanes, Pandemic, etc.).

This past year of COVID-19 Pandemic created a lot of distortion at certain points in our Variable Overhead reporting as shown below in the comparison of second quarter 2021 to second quarter 2020 and first half of 2021 to first half 2020.

SECOND QUARTER AND FIRST HALF OVERHEAD COMPARISONS (000'S)
	Three Months Ended June 30,				Six Months Ended June 30,
Overhead	2020	2021	Variance $	Variance %	2020	2021	Variance $	Variance %

Total Variable	$3,737	$4,545	$808	21.6%	$5,373	$11,445	$6,072	113.0%
Total Regional	872	1,356	484	55.5%	1,910	2,555	645	33.8%
Total Corporate	4,933	5,538	605	12.3%	10,130	11,038	908	9.0%
Total Overhead	$9,542	$11,439	$1,897	19.9%	$17,413	$25,038	$7,625	43.8%
% Total Revenue	12.3%	13.0%	70 bp	5.7%	11.2%	13.5%	230 bp	20.5%

Corporate Incentive Compensation	$1,225	$1,000	$(225)	(18.4)%	$1,225	$2,100	$875	71.4%
Field Incentive Compensation	1,475	3,073	1,598	108.3%	2,268	6,099	3,831	168.9%
Separation Expenses	64	144	80	125.0%	548	1,732	1,184	216.1%
Pandemic Costs	313	147	(166)	(53.0)%	416	1,001	585	140.6%
Acquis./Divest. Expenses	46	42	(4)	(8.7)%	218	227	9	4.1%
Other Variable	614	139	(475)	(77.4)%	698	286	(412)	(59.0)%
Total Variable Overhead	$3,737	$4,545	$808	21.6%	$5,373	$11,445	$6,072	113.0%
% Total Revenue	4.8%	5.1%	30 bp	6.3%	3.5%	6.2%	270 bp	77.1%
The initial shock of the COVID-19 Pandemic in mid-March of 2020 caused us to plan for the worst (drew down $20 million on our bank credit lines to build a cash cushion) and control/reduce all costs until we could have more certainty about the performance impact on our business and financial flexibility. Our Executive and Senior Leadership Teams immediately took salary reductions and we eliminated all corporate incentive compensation. After adapting quickly beginning in mid-April 2020, our performance trended higher month by month and accelerated during the second half of last year.
Once the Total Revenue, Field EBITDA / EBITDA Margin and Free Cash Flow / Free Cash Flow Margin Trends became our friend in the second quarter of 2020, we began to rapidly deleverage, eliminated the salary reductions and began to add increasingly high amounts of corporate and field incentive compensation to Total Variable Overhead starting in June 2020. Our Total Variable Overhead increased from $1.6 million in first quarter 2020 to $3.7 million in the second, $4.1 million in the third and then $6.7 million in the fourth as December 2020 exploded with broadly higher Revenue and EBITDA Margin performance across our funeral portfolio, especially in California. The takeaway is that after the initial under accrual of incentive compensation in the first quarter of 2020 and April and May in the second quarter of 2020, we began to accrue incentive compensation more aggressively starting in June 2020 but were never able to catch up to a more normalized monthly accrual policy because of our accelerating transformative high performance in the second half of last year.

We began accruing both corporate and field incentive compensation aggressively in January of this year and have continued to do so all during the first and second quarters, creating significant variances in incentive compensation in 2021 versus 2020 but especially in Field Incentive Compensation for the many High Performing Managing Partners of our funeral and cemetery businesses and their teams of employees. Our field incentive compensation increased $1.6 million (about 6 cents per share) or 108.3% in the second quarter 2021 compared to 2020, and $3.8 million (about 15 cents per share) or 168.9% in the first half 2021 compared to 2020. Total Overhead Margin as a percentage of Total Revenue should normalize over the Two Year Scenario ending 2022 (before any new acquisitions) within a range of 11% to 12% with Total Variable Overhead comprised of mostly incentive compensation representing about one-third of Total Overhead.

The really great news for our shareholders is that even after paying the most generous one and five year performance incentives to our High Performance Hero Managing Partners in the sixty year history of deathcare consolidation, the remaining share of the High Performance retained for Free Cash Flow Capital Allocation and Shareholder Value Creation should drive market beating compounded shareholder returns for the entire second five year timeframe of Carriage’s Good To Great II Journey ending in 2024. The Carriage High Performance Culture Framework is a concept that I explained in section XI on page 42 of my shareholder letter titled, “Observations about 2020 and The Evolution of our Standards Operating Model,” concluded Mr. Payne.
THE DATA DON’T LIE – A TALE TOLD WITH HIGH PERFORMANCE DATA
Ben Brink, Executive Vice President and Chief Financial Officer, stated, “Before I provide the updated and increased Rolling Four Quarter Outlook, 2021/2022 Two Year Scenario and CSV Intrinsic Value Per Share Range, I believe it is informative and insightful to review the amazing high performance transformation that Carriage has achieved over the last two and one half years, especially in our cemetery portfolio, as shown in the two tables below:

CARRIAGE HIGH PERFORMANCE TRANSFORMATION
Income Category	(Millions except Per Share)				2018 - 12 Months 6/30/21
	2018	2019	2020	12 Months Ending 6/30/2021 (1)	$ Change	% Change
Total Revenue	$268.0	$274.1	$329.4	$359.4	$91.4	34.1%
Total Field EBITDA	$104.3	$109.8	$141.9	$164.4	$60.1	57.6%
Total Field EBITDA Margin %	38.9%	40.0%	43.1%	45.8%	690 bp	17.7%

Adjusted Consolidated EBITDA	$70.2	$76.6	$104.3	$119.3	$49.1	69.9%
Adjusted Consolidated EBITDA Margin %	26.2%	27.9%	31.6%	33.2%	700 bp	26.7%

Adjusted FCF	$42.6	$38.8	$70.0	$78.9	$36.3	85.2%
Adjusted FCF Margin %	15.9%	14.2%	21.2%	22.0%	610 bp	38.4%

Adjusted Diluted EPS	$1.17	$1.25	$1.86	$2.53	$1.36	116.2%
Adjusted Diluted Proforma EPS (1)	$1.17	NA	NA	2.89 (1)	$1.72	147.0%

(1)
Diluted EPS for the most recent 12 months ending 06/30/2021 is adjusted for lower annual interest cost of $9.5 million (pre-tax) from recent refinancing as if new $400 million 4.25% senior notes issued May 2021 was effective on June 30, 2020.

CEMETERY PORTFOLIO HIGH PERFORMANCE TRANSFORMATION
Data/Income Category	(Millions except Interments & Average)				2018 - 12 Months 6/30/21
	2018	2019	2020	12 Months Ending 6/30/2021	$ Change	% Change
Number of Interments Sold – Preneed	6,475	7,205	9,503	11,231	4,756	73.5%
Preneed Property Average	$3,551	$3,653	$4,033	$4,370	$819	23.1%
Net Preneed Property Revenue	$22,994	$26,320	$38,326	$49,081	26,087	113.5%
Total Preneed M&S Revenue	$5,543	$5,664	$9,239	$11,097	$5,554	100.2%
Total Preneed Sales Revenue	$28,537	$31,984	$47,565	$60,178	$31,641	110.9%

Total Cemetery Revenue	$44,587	$49,317	$69,084	$86,027	$41,440	92.9%
Total Cemetery Field EBITDA	$13,831	$17,165	$26,626	$39,648	$25,817	186.7%
Total Cemetery Field EBITDA Margin	31.0%	34.8%	38.5%	46.1%	1,510 bp	48.7%

ACTUAL RESULTS, UPDATED TWO YEAR SCENARIO AND ROLLING FOUR QUARTER OUTLOOK
The increases in performance shown in the table below for our Rolling Four Quarter Outlook and updated Roughly Right Scenario for 2021 and 2022 is indicative of the momentum we continued to experience across our entire Company in the second quarter, as well as the expectation that the following five factors will be drivers of continued high performance throughout the balance of 2021 and all of 2022:
•Increased Cemetery Preneed Property Sales leading to higher Cemetery Revenue growth rates at Record and Sustainable Cemetery Field EBITDA Margins;
•Continuation of local market share gains across our funeral home portfolio;
•Growth in Average Revenue per Funeral Contract, particularly Cremation contracts;
•Incremental Growth of Financial Revenue and Financial EBITDA; and
•Higher Returns on Invested Capital from continued disciplined capital allocation combined with a lower Cost of Capital due to the recent completion of our senior note refinancing transaction.

Our updated Rolling Four Quarter Outlook and Roughly Right Range Two Year Scenario is our best estimate of our performance metrics over the next six quarters, and while uncertainties remain around the impact of the COVID-19 Pandemic on near term funeral contract volume, we have confidence in the known drivers of high performance to a degree that our belief is that we will continue to under-promise and over-deliver future performance, just as we have dramatically done since the beginning of 2020.

The updated Rolling Four Quarter Outlook (“RFQO”) and Roughly Right Range Scenario includes the full effect of our senior note refinancing transaction that lowered our annual interest costs by $9.5 million, which will add $0.36 of Adjusted Diluted EPS on a proforma basis. We have also included in this update a capital allocation scenario where 70% - 80% of our Adjusted Free Cash Flow is allocated to share repurchases, which we believe is the best capital allocation decision currently available due to the large discount between the current market value and our opinion of intrinsic value, which is specifically explained on the next page in the sections on our updated and Increased Intrinsic Value Roughly Right Range and Capital Allocation Framework.

Performance Metric	2019A	2020A	LTM	2021	RFQO	2022	3 Year Midpoint CAGR
Total Revenue	$274.1	$329.4	$359.4	$345 - $355	$350 - $360	$355 - $365	9.5%
Total Field EBITDA	$109.8	$141.9	$164.4	$157 - $162	$158 - $164	$161 - $167	14.3%
Total Field EBITDA Margin	40%	43%	45.8%	45% - 46%	45% - 46%	45% - 46%	4.4%
Adjusted Consolidated EBITDA	$76.6	$104.3	$119.3	$117 - $121	$118 - $122	$119 - $123	16.5%
Adjusted Consolidated EBITDA Margin	27.9%	31.6%	33.2%	32.5% - 33.5%	32.5% - 33.5%	32.5% - 33.5%	5.8%
Adjusted Diluted EPS	$1.25	$1.86	$2.49	$2.65 - $2.75	$2.85 - $2.95	$3.10 - $3.20	36.1%
Diluted Shares Outstanding	18.0	18.1	18.4	17.8	17.5	16.8	(2.3)%
Adjusted Free Cash Flow	$38.8	$70.0	$78.9	$72 - $75	$73 - $77	$75 - $79	25.7%
Adjusted FCF Margin	14.2%	21.2%	22.0%	20% - 21%	19.5% - 20.5%	21% - 22%	14.8%
Total Debt Outstanding	$534(1)	$461.1	$471.4	$470 - $480	$470 - $480	$470 - $480	(4.0)%
Total Debt to EBITDA Multiple	7.0(2)	4.4	3.9	3.8 - 4.0	3.8 - 4.0	3.8 - 4.0	N/A

(1)	January 3, 2020 acquisition of Oakmont Memorial Park & Mortuary and peak debt.
(2)	Does not include proforma EBITDA for acquisitions.

INCREASED ROUGHLY RIGHT RANGE OF INTRINSIC VALUE PER SHARE
We believe that Carriage has evolved into a superior Deathcare Industry Operating and Consolidation Shareholder Value Creation Platform because of its superior Free Cash Flow per dollar of revenue that can be allocated into intermediate to long term high Return on Invested Capital (“ROIC”) investments to optimize our intrinsic value over time. As Mel outlined in our press release on May 13, 2021, we therefore believe the most relevant methodology to use for determining our opinion of Carriage’s intrinsic value is Free Cash Flow Equity Yield.

The ‘Roughly Right Range’ of Free Cash Flow Equity Yield using a 1% range of discount rates of 6.4% to 7.4% applied to our mid-point 2022 Adjusted Free Cash Flow estimate of $77 million produces a total equity market value range of $1,203 million (6.4%) to $1,041 million (7.4%), which when divided by about 18 million shares currently outstanding equals a current “Roughly Right Range” of Intrinsic Value per CSV share of $57.81 - $66.84. Rounded down, our updated opinion for Carriage’s intrinsic value per share is: $55 - $65.

Using the midpoint of the Free Cash Flow Range for the RFQO of $75 million and about 18 million shares currently outstanding, our current share price of $36.30 provides shareholders a Free Cash Flow Equity Yield of about 11.5%, an extraordinarily high yield in a historically low yield environment that implies that our FCF is not sustainable into the future. In our opinion, a current Free Cash Flow Equity Yield of 11.5% compared to the midpoint 6.9% of our current cost of capital of 6.4% and former cost of capital pre-senior notes refinancing of 7.4% means our shares are currently priced at an approximately 65% discount to the midpoint of our updated range of intrinsic value of $60 per share.
CAPITAL ALLOCATION FRAMEWORK
With the successful completion of our senior note refinancing, we believe it is important to outline our updated Capital Allocation decision making framework that we will use moving forward. We strongly believe we have entered into a long term shareholder value creation capital allocation ‘sweet spot’ where we will have more opportunities to invest our high and recurring Free Cash Flow capital at higher rates of return. We have established a minimum ROIC Policy of 15% for invested capital but expect much higher intermediate to long term returns on a large majority of our growth investments. We will allocate capital within the following framework:
•Strategic Acquisitions: We will prioritize acquisitions of the best remaining independent funeral homes and cemetery businesses in large strategic growth markets. Our four large and transformative strategic acquisitions at the end of 2019 set a new and much higher standard for the future growth criteria required to join our portfolio of Being The Best businesses.
•Internal Growth Projects: Our internal growth capital expenditures will be focused on differentiated cemetery inventory development, targeted funeral home remodels and selective construction of new funeral homes in high growth markets to expand strong local brands of existing Carriage businesses.
•Share Repurchases: We will prioritize open market share repurchases when our stock trades at a material discount of 10% or more compared to the bottom of the share price range of our publicly stated opinion of intrinsic value. Share repurchases will also be weighed versus near term larger strategic acquisition opportunities and our Net Debt to Adjusted Consolidated EBITDA Leverage Ratio Policy.
•Dividends: As we have previously outlined, our policy will be for our annual dividend to approximate 10% of Adjusted Free Cash Flow and a 1% dividend equity yield on CSV shares.
•Debt Repayment: We will maintain a moderate Net Debt to Adjusted Consolidated EBITDA Leverage Ratio of 4 times or less, most likely meaning that our total debt will remain relatively flat while Free Cash Flow is allocated to higher ROIC growth opportunities to accelerate intrinsic value per share.

We view the $19.9 million call premium payment to former 6.625% senior note holders as the most significant capital allocation decision of the second quarter, as it allowed us to lower our annual cash interest cost by $9.5 million and thereby lower our weighted average cost of capital by 100 basis points to 6.4%.

The senior note refinancing transaction combined with our recurring and growing Free Cash Flow provides us significantly more financial flexibility to pursue all of the shareholder value creation capital allocation options within our framework. During the second quarter we repurchased approximately 325,000 CSV shares (1.8% of outstanding shares) at an average price per share of about $38 for approximately $12.3 million. The updated and increased performance in our Rolling Four Quarter and 2021/2022 Outlooks on Page 10 reflects a reduction in our outstanding shares of almost 2 million shares or 10.8% from about 18.5 million shares at March 31, 2021 to 16.5 million shares at December 31, 2022 from share repurchases. Assuming our share price achieves the $55 per share bottom of our intrinsic value range by the end of 2022, the ROIC on the $12.3 million capital allocated to repurchase 1.8% of our outstanding shares during the last six weeks of the second quarter of 2021 would have been 44.7% in a little over eighteen months, or an annualized return of about 30% that will only increase over time.

Our strong conviction is that there is low downside risk and high upside long term return certainty with share repurchases after a two and one half year transformation of our company that isn’t yet reflected in our share price. On July 26, 2021, our Board of Directors authorized another $25 million for our share repurchase program, which brings our total Board authorized share repurchase amount available to approximately $63.3 million. Given the continued strength and momentum in our operating and financial performance and the current substantial share price discount compared to our updated opinion of intrinsic value “Roughly Right Range” of $55 to $65 per share, we intend to prioritize a more rapid pace of open market share repurchases for the foreseeable future while maintaining our 4 times leverage policy.
ADJUSTED FREE CASH FLOW AND LEVERAGE RATIO

	Six Months Ended June 30,
	2020	2021
Cash Flow Provided by Operating Activities	$31,001	$41,441
Cash used for Maintenance Capital Expenditures	(2,898)	(4,602)
Free Cash Flow	$28,103	$36,839

Plus: Incremental Special Items:
Acquisition Expenses	159	—
Severance and Separation Costs	563	1,575
Litigation Reserve	270	—
Natural Disaster and Pandemic Costs	972	1,039
Other Special Items	418
Adjusted Free Cash Flow	$30,485	$39,453

Our Adjusted Free Cash Flow through the first six months in 2021 increased 29.4% to $39.5 million and our Adjusted Free Cash Flow Margin, which is the amount of Free Cash Flow for every dollar of Revenue, increased 160 basis points to 21.3%. For the last twelve months our Adjusted Free Cash Flow totaled $78.9 million and our Adjusted Free Cash Flow Margin expanded to 22.0%. Our second quarter Adjusted Free Cash Flow was approximately $5.6 million lower at $12.3 million compared to last year due to higher cash taxes paid and higher maintenance capital expenditures in the quarter.

Our Net Debt to Adjusted Consolidated EBITDA Leverage Ratio increased slightly to 3.95 times compared to 3.8 times at the end of the first quarter, primarily due to the $19.9 million call premium payment we made in connection with our senior note refinancing completed on May 13th. Post the completion of our senior note refinancing transaction, we have greater financial flexibility to allocate capital in order to accelerate shareholder value creation while maintaining a more moderate Net Debt to Adjusted Consolidated EBITDA Leverage Ratio of 4 times or below as a matter of policy.

TRUST FUND INVESTMENT PERFORMANCE

	YTD 2021	12 months Ended Q2 2021	Annualized 2009 - Q2 2021
CSV Discretionary Portfolio	14.2%	39.6%	14.5%
S&P 500	15.2%	40.8%	15.6%
DJIA	13.8%	36.3%	14.4%
NASDAQ	12.9%	45.3%	20.8%
HY Bond Index	3.6%	15.4%	10.9%
70/30 HY/S&P Bond	7.1%	23.0%	12.6%

The strong performance of our discretionary trust fund portfolio continued through the second quarter, as year to date portfolio return was 14.2% versus 15.2% for the S&P 500 and 7.1% for our 70/30 HY Bond/S&P 500 benchmark. For the last twelve months our total return for our discretionary trust portfolio was 39.6% compared to 40.8% for the S&P 500 and 23.0% for our 70/30 HY Bond/S&P 500 benchmark.

As a result of the successful completion of our trust fund repositioning strategy at the depths of the COVID-19 Market Crisis last year, we realized approximately $25 million of capital gains and increased recurring annual income by approximately $8 million to $17.4 million. The increase in recurring annual income over the past twelve months has primarily benefited the recognized Financial Revenue and Financial EBITDA from our perpetual care trusts, while the $25 million realized in capital gains have primarily accrued to outstanding preneed funeral and cemetery merchandise and service trust contracts. The realized gains will have a positive impact on current and future trends in reported Financial Revenue and Financial EBITDA as a result of the recognized higher value of maturing preneed funeral and cemetery contracts.

Financial Revenue increased 23.5% to $11 million and Financial EBITDA increased 24.1% to $10.2 million for the first six months of the year. We currently expect that the high amount of recurring income earned through our cemetery perpetual care trusts and higher recognized values on maturing preneed funeral and cemetery contracts will continue to drive incrementally higher annual amounts of reported Financial Revenue to approximately $23 million at Financial EBITDA Margins of 94.0% - 94.5% in 2021 and 2022,” concluded Mr. Brink.
CONFERENCE CALL AND INVESTOR RELATIONS CONTACT
Carriage Services has scheduled a conference call for tomorrow, July 28, 2021 at 9:30 a.m. Central time. To participate in the call, please dial 866-516-3867 (conference ID-1780007) and ask for the Carriage Services conference call. A replay of the conference call will be available through August 2, 2021 and may be accessed by dialing 855-859-2056 (conference ID-1780007). The conference call will also be available at www.carriageservices.com. For any investor relations questions, please contact Ben Brink at 713-332-8441 or email InvestorRelations@carriageservices.com.

CARRIAGE SERVICES, INC.
OPERATING AND FINANCIAL TREND REPORT
(IN THOUSANDS - EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2021	% Change	2020	2021	% Change

Same Store Contracts
Atneed Contracts	7,534	7,702	2.2%	15,073	16,997	12.8%
Preneed Contracts	1,522	1,359	(10.7%)	3,041	3,092	1.7%
Total Same Store Funeral Contracts	9,056	9,061	0.1%	18,114	20,089	10.9%
Acquisition Contracts
Atneed Contracts	1,788	1,505	(15.8%)	3,394	3,366	(0.8%)
Preneed Contracts	153	120	(21.6%)	280	261	(6.8%)
Total Acquisition Funeral Contracts	1,941	1,625	(16.3%)	3,674	3,627	(1.3%)
Total Funeral Contracts	10,997	10,686	(2.8%)	21,788	23,716	8.8%

Funeral Operating Revenue
Same Store Revenue	$44,296	$47,284	6.7%	$90,992	$103,967	14.3%
Acquisition Revenue	9,023	8,557	(5.2%)	17,908	18,696	4.4%
Total Funeral Operating Revenue	$53,319	$55,841	4.7%	$108,900	$122,663	12.6%

Cemetery Operating Revenue
Same Store Revenue	$11,565	$16,516	42.8%	$22,439	$31,083	38.5%
Acquisition Revenue	4,056	8,175	101.6%	6,855	15,155	121.1%
Total Cemetery Operating Revenue	$15,621	$24,691	58.1%	$29,294	$46,238	57.8%

Total Financial Revenue	$4,674	$5,340	14.2%	$8,903	$10,996	23.5%

Ancillary Revenue	$1,117	$1,088	(2.6%)	$2,268	$2,295	1.2%

Total Divested/Planned Divested Revenue	$2,746	$1,317	(52.0%)	$5,602	$2,722	(51.4%)

Total Revenue	$77,477	$88,277	13.9%	$154,967	$184,914	19.3%

Field EBITDA
Same Store Funeral Field EBITDA	$18,725	$18,659	(0.4%)	$36,787	$44,471	20.9%
Same Store Funeral Field EBITDA Margin	42.3%	39.5%	(280 bp)	40.4%	42.8%	240 bp
Acquisition Funeral Field EBITDA	3,755	3,261	(13.2%)	7,002	7,728	10.4%
Acquisition Funeral Field EBITDA Margin	41.6%	38.1%	(350 bp)	39.1%	41.3%	220 bp
Total Funeral Field EBITDA	$22,480	$21,920	(2.5%)	$43,789	$52,199	19.2%
Total Funeral Field EBITDA Margin	42.2%	39.3%	(290 bp)	40.2%	42.6%	240 bp

Same Store Cemetery Field EBITDA	$3,666	$7,579	106.7%	$6,838	$13,284	94.3%
Same Store Cemetery Field EBITDA Margin	31.7%	45.9%	1,420 bp	30.5%	42.7%	1,220 bp
Acquisition Cemetery Field EBITDA	1,435	4,737	230.1%	2,262	8,839	290.8%
Acquisition Cemetery Field EBITDA Margin	35.4%	57.9%	2,250 bp	33.0%	58.3%	2,530 bp
Total Cemetery Field EBITDA	$5,101	$12,316	141.4%	$9,100	$22,123	143.1%
Total Cemetery Field EBITDA Margin	32.7%	49.9%	1,720 bp	31.1%	47.8%	1,670 bp

Total Financial EBITDA	$4,448	$4,993	12.3%	$8,260	$10,248	24.1%
Total Financial EBITDA Margin	95.2%	93.5%	(170 bp)	92.8%	93.2%	40 bp

Ancillary EBITDA	$321	$274	(14.6%)	$616	$516	(16.2%)
Ancillary EBITDA Margin	28.7%	25.2%	(350 bp)	27.2%	22.5%	(470 bp)

Total Divested/Planned Divested EBITDA	$871	$511	(41.3%)	$1,550	$715	(53.9%)
Total Divested/Planned Divested EBITDA Margin	31.7%	38.8%	710 bp	27.7%	26.3%	(140 bp)

Total Field EBITDA	$33,221	$40,014	20.4%	$63,315	$85,801	35.5%
Total Field EBITDA Margin	42.9%	45.3%	240 bp	40.9%	46.4%	550 bp

OPERATING AND FINANCIAL TREND REPORT
(IN THOUSANDS - EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2021	% Change	2020	2021	% Change

Overhead
Total Variable Overhead	$3,737	$4,545	21.6%	$5,373	$11,445	113.0%
Total Regional Fixed Overhead	872	1,356	55.5%	1,910	2,555	33.8%
Total Corporate Fixed Overhead	4,933	5,538	12.3%	10,130	11,038	9.0%
Total Overhead	$9,542	$11,439	19.9%	$17,413	$25,038	43.8%
Overhead as a percentage of Revenue	12.3%	13.0%	70 bp	11.2%	13.5%	230 bp

Consolidated EBITDA	$23,679	$28,575	20.7%	$45,902	$60,763	32.4%
Consolidated EBITDA Margin	30.6%	32.4%	180 bp	29.6%	32.9%	330 bp

Other Expenses and Interest
Depreciation & Amortization	$4,698	$5,594		$9,247	$10,536
Non-Cash Stock Compensation	715	1,230		1,546	2,538
Interest Expense	8,352	7,478		16,780	15,062
Accretion of Discount on Convertible Subordinated Notes	66	—		131	20
Loss on Extinguishment of Debt	—	23,807		—	23,807
Net (Gain) Loss on Divestitures	—	205		—	(103)
Impairment of Goodwill and Other Intangibles	—	—		14,693	—
Net Loss on Disposal of Fixed Assets	—	622		—	622
Other, Net	2	(2)		6	66
Pre-Tax Income (Loss)	$9,846	$(10,359)		$3,499	$8,215
Net Tax Expense (Benefit)	3,449	(4,192)		1,299	1,449
GAAP Net Income (Loss)	$6,397	$(6,167)	(196.4%)	$2,200	$6,766	207.5%

Special Items, Net of Tax, except for **
Acquisition Expenses	$36	$—		$126	$—
Severance and Separation Costs	217	(118)		445	1,126
Performance Awards Cancellation and Exchange	56	—		56	—
Accretion of Discount on Convertible Subordinated Notes **	66	—		131	20
Net (Gain) Loss on Divestitures and Other Costs	—	139		—	(74)
Net Impact of Impairment of Goodwill and Other Intangibles	51	—		9,808	—
Litigation Reserve	154	—		213	—
Loss on Extinguishment of Debt	—	17,022		—	17,022
Natural Disaster and Pandemic Costs	657	37		768	743
Other Special Items	371	954		371	954
Adjusted Net Income	$8,005	$11,867	48.2%	$14,118	$26,557	88.1%
Adjusted Net Income Margin	10.3%	13.4%	310 bp	9.1%	14.4%	530 bp

Adjusted Basic Earnings Per Share	$0.45	$0.66	46.7%	$0.79	$1.48	87.3%
Adjusted Diluted Earnings Per Share	$0.45	$0.64	42.2%	$0.79	$1.45	83.5%

GAAP Basic Earnings Per Share	$0.36	$(0.34)	(194.4%)	$0.12	$0.38	216.7%
GAAP Diluted Earnings Per Share	$0.36	$(0.33)	(191.7%)	$0.12	$0.37	208.3%

Weighted Average Basic Shares Outstanding	17,860	17,967		17,833	17,966
Weighted Average Diluted Shares Outstanding	17,889	18,511		17,862	18,364

Reconciliation to Adjusted Consolidated EBITDA
Consolidated EBITDA	$23,679	$28,575	20.7%	$45,902	$60,763	32.4%
Acquisition Expenses	45	—		159	—
Severance and Separation Costs	275	—		563	1,575
Litigation Reserve	195	—		270	—
Natural Disaster and Pandemic Costs	832	145		972	1,039
Other Special Items	418	—		418	—
Adjusted Consolidated EBITDA	$25,444	$28,720	12.9%	$48,284	$63,377	31.3%
Adjusted Consolidated EBITDA Margin	32.8%	32.5%	(30 bp)	31.2%	34.3%	310 bp

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)

		(unaudited)
	December 31, 2020	June 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$889	$1,493
Accounts receivable, net	25,103	23,835
Inventories	7,259	7,333
Prepaid and other current assets	2,076	2,862
Total current assets	35,327	35,523
Preneed cemetery trust investments	86,604	98,539
Preneed funeral trust investments	101,235	109,791
Preneed cemetery receivables, net	21,081	22,427
Receivables from funeral preneed trusts, net	16,844	17,758
Property, plant and equipment, net	269,051	267,431
Cemetery property, net	101,134	100,552
Goodwill	392,978	391,972
Intangible and other non-current assets, net	29,542	29,464
Operating lease right-of-use assets	21,201	20,256
Cemetery perpetual care trust investments	70,828	75,290
Total assets	$1,145,825	$1,169,003
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of debt and lease obligations	$3,432	$3,172
Accounts payable	11,259	11,650
Accrued and other liabilities	31,138	33,671
Convertible subordinated notes due 2021	2,538	—
Total current liabilities	48,367	48,493
Acquisition debt, net of current portion	4,482	4,401
Credit facility	46,064	58,937
Senior notes	395,968	394,303
Obligations under finance leases, net of current portion	5,531	5,356
Obligations under operating leases, net of current portion	20,302	19,420
Deferred preneed cemetery revenue	47,846	48,672
Deferred preneed funeral revenue	27,992	29,143
Deferred tax liability	46,477	42,016
Other long-term liabilities	4,748	3,162
Deferred preneed cemetery receipts held in trust	86,604	98,539
Deferred preneed funeral receipts held in trust	101,235	109,791
Care trusts’ corpus	69,707	73,899
Total liabilities	905,323	936,132
Commitments and contingencies
Stockholders’ equity:
Common stock	260	262
Additional paid-in capital	239,989	237,891
Retained earnings	102,303	109,069
Treasury stock	(102,050)	(114,351)
Total stockholders’ equity	240,502	232,871
Total liabilities and stockholders’ equity	$1,145,825	$1,169,003

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021

Revenue:
Service revenue	$38,880	$40,119	$79,612	$87,876
Property and merchandise revenue	32,642	41,606	63,913	83,502
Other revenue	5,955	6,552	11,442	13,536
	77,477	88,277	154,967	184,914
Field costs and expenses:
Cost of service	18,622	19,583	39,679	40,550
Cost of merchandise	24,612	27,520	49,675	56,040
Cemetery property amortization	1,097	2,175	1,974	3,692
Field depreciation expense	3,247	3,142	6,537	6,278
Regional and unallocated funeral and cemetery costs	3,717	5,770	6,473	11,843
Other expenses	1,022	1,160	2,298	2,523
	52,317	59,350	106,636	120,926
Gross profit	25,160	28,927	48,331	63,988

Corporate costs and expenses:
General, administrative and other	6,540	6,899	12,486	15,733
Home office depreciation and amortization	354	277	736	566
Net loss on divestitures, disposals and impairment charges	—	827	14,693	519
Operating income	18,266	20,924	20,416	47,170

Interest expense	(8,352)	(7,478)	(16,780)	(15,062)
Accretion of discount on convertible subordinated notes	(66)	—	(131)	(20)
Loss on extinguishment of debt	—	(23,807)	—	(23,807)
Other, net	(2)	2	(6)	(66)
Income (loss) before income taxes	9,846	(10,359)	3,499	8,215
Benefit (expense) for income taxes	(3,299)	3,417	(1,163)	(2,341)
Tax adjustment related to certain discrete items	(150)	775	(136)	892
Total benefit (expense) for income taxes	(3,449)	4,192	(1,299)	(1,449)
Net income (loss)	$6,397	$(6,167)	$2,200	$6,766

Basic earnings (loss) per common share:	$0.36	$(0.34)	$0.12	$0.38
Diluted earnings (loss) per common share:	$0.36	$(0.33)	$0.12	$0.37

Dividends declared per common share:	$0.075	$0.1000	$0.150	$0.2000

Weighted average number of common and common equivalent shares outstanding:
Basic	17,860	17,967	17,833	17,966
Diluted	17,889	18,511	17,862	18,364

CARRIAGE SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Six Months Ended June 30,
	2020	2021
Cash flows from operating activities:
Net income	$2,200	$6,766
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,247	10,536
Provision for credit losses	1,507	849
Stock-based compensation expense	1,546	2,537
Deferred income tax expense (benefit)	4,867	(4,461)
Amortization of intangibles	638	645
Amortization of debt issuance costs	393	345
Amortization and accretion of debt	282	201
Loss on extinguishment of debt	—	23,807
Net loss on divestitures, disposals and impairment charges	14,789	700
Other	19	—
Changes in operating assets and liabilities that provided (required) cash:
Accounts and preneed receivables	2,231	(702)
Inventories, prepaid and other current assets	(6,610)	(894)
Intangible and other non-current assets	(503)	(592)
Preneed funeral and cemetery trust investments	214	(18,473)
Accounts payable	(516)	(471)
Accrued and other liabilities	(411)	1,382
Deferred preneed funeral and cemetery revenue	1,054	1,977
Deferred preneed funeral and cemetery receipts held in trust	54	17,289
Net cash provided by operating activities	31,001	41,441

Cash flows from investing activities:
Acquisition of businesses and real estate	(28,011)	(2,935)
Proceeds from divestitures and sale of other assets	78	3,622
Proceeds from insurance reimbursements	—	120
Capital expenditures	(5,786)	(8,751)
Net cash used in investing activities	(33,719)	(7,944)

Cash flows from financing activities:
Borrowings from the credit facility	75,900	100,868
Payments against the credit facility	(70,000)	(87,568)
Payment of call premium for the redemption of the senior notes due 2026	—	(19,876)
Payment of debt issuance and transaction costs	(66)	(6,430)
Conversions and maturity of the convertible subordinated notes due 2021	—	(3,980)
Payments on acquisition debt and obligations under finance leases	(679)	(452)
Payments on contingent consideration recorded at acquisition date	(169)	(461)
Proceeds from the exercise of stock options and employee stock purchase plan contributions	624	1,495
Taxes paid on restricted stock vestings and exercises of stock options	(234)	(1,323)
Dividends paid on common stock	(2,682)	(3,607)
Purchase of treasury stock	—	(11,559)
Net cash provided by (used in) financing activities	2,694	(32,893)

Net increase (decrease) in cash and cash equivalents	(24)	604
Cash and cash equivalents at beginning of year	716	889
Cash and cash equivalents at end of year	$692	$1,493

NON-GAAP FINANCIAL MEASURES
This press release uses Non-GAAP financial measures to present the financial performance of the Company. Our non-GAAP reporting provides a transparent framework of our operating and financial performance that reflects the earning power of the Company as an operating and consolidation platform.
Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. We believe the Non-GAAP results are useful to investors to compare our results to previous periods, to provide insight into the underlying long-term performance trends in our business and to provide the opportunity to differentiate ourselves as the best consolidation platform in the industry against the performance of other funeral and cemetery companies.
Reconciliations of the Non-GAAP financial measures to GAAP measures are also provided in this press release.
The term “same store” refers to funeral homes and cemeteries acquired prior to January 1, 2017 and owned and operated for the entirety of each period being presented, excluding certain funeral home and cemetery businesses that we intend to divest. The term “acquired” or “acquisition” refers to funeral homes and cemeteries purchased after December 31, 2016, excluding any funeral home and cemetery businesses that we intend to divest.
The Non-GAAP financial measures used in this press release and the definitions of them used by the Company for our internal management purposes in this press release are described below.
•Special Items are defined as charges or credits included in our GAAP financial statements that can vary from period to period and are not reflective of costs incurred in the ordinary course of our operations. In 2020, Special Items are taxed at the federal statutory rate of 21.0%, except the Net (Gain) Loss on Divestitures and Other Costs and the Net Impact of Impairment of Goodwill and Other Intangibles, which are taxed at the operating tax rate in the respective quarter. In 2021, Special Items are taxed at the operating tax rate in the respective quarter. The Accretion of Discount on Convertible Subordinated Notes and the Tax Adjustment Related to Certain Discrete Items are not tax effected.
•Adjusted Net Income is defined as net income after adjustments for Special Items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.
•Adjusted Net Income Margin is defined as Adjusted Net Income as a percentage of total revenue.
•Consolidated EBITDA is defined as net income before income taxes, interest expenses, non-cash stock compensation, depreciation and amortization, and interest income and other, net.
•Consolidated EBITDA Margin is defined as Consolidated EBITDA as a percentage of total revenue.
•Adjusted Consolidated EBITDA is defined as Consolidated EBITDA after adjustments for Special Items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.
•Adjusted Consolidated EBITDA Margin is defined as Adjusted Consolidated EBITDA as a percentage of total revenue.
•Adjusted Free Cash Flow is defined as cash flow provided by operating activities, adjusted by Special Items as deemed necessary, less cash for maintenance capital expenditures.
•Adjusted Free Cash Flow Margin is defined as Adjusted Free Cash Flow as a percentage of total revenue.
•Funeral Field EBITDA is defined as funeral operating income, excluding depreciation and amortization, regional and unallocated costs, gain/loss on divestitures and impairment charges, Financial EBITDA, Ancillary EBITDA and Divested/Planned Divested EBITDA related to the Funeral Home segment.
•Funeral Field EBITDA Margin is defined as Funeral Field EBITDA as a percentage of total funeral operating revenue.
•Cemetery Field EBITDA is defined as cemetery operating income, excluding depreciation and amortization, regional and unallocated costs, gain/loss on divestitures and impairment charges, Financial EBITDA and Divested/Planned Divested EBITDA related to the Cemetery segment.
•Cemetery Field EBITDA Margin is defined as Cemetery Field EBITDA as a percentage of total cemetery operating revenue.
•Funeral Financial EBITDA is defined as Funeral Financial Revenue (preneed funeral insurance commissions and preneed funeral trust and insurance) less the related expenses. Funeral Financial Revenue and the related expenses are presented within Other Revenue and Other Expenses, respectively, on the Condensed Consolidated Statement of Operations.
•Funeral Financial EBITDA Margin is defined as Funeral Financial EBITDA as a percentage of Funeral Financial Revenue.
•Cemetery Financial EBITDA is defined as Cemetery Financial Revenue (preneed cemetery trust earnings and preneed cemetery finance charges) less the related expenses. Cemetery Financial Revenue and the related expenses are presented within Other Revenue and Other Expenses, respectively, on the Condensed Consolidated Statement of Operations.
•Cemetery Financial EBITDA Margin is defined as Cemetery Financial EBITDA as a percentage of Cemetery Financial Revenue.
•Total Financial Revenue is the sum of Funeral Financial Revenue (preneed funeral insurance commissions and preneed funeral trust and insurance) and Cemetery Financial Revenue (preneed cemetery trust earnings and preneed cemetery finance charges).
•Total Financial EBITDA is the sum of Funeral Financial EBITDA and Cemetery Financial EBITDA.
•Total Financial EBITDA Margin is defined as Total Financial EBITDA as a percentage of Funeral Financial Revenue and Cemetery Financial Revenue.
•Ancillary Revenue is defined as revenues from our ancillary businesses, which include a flower shop, pet cremation business and online cremation business. Ancillary Revenue and the related expenses are presented within Other Revenue and Other Expenses, respectively, on the Condensed Consolidated Statement of Operations.
•Ancillary EBITDA is defined as Ancillary Revenue, less expenses related to our ancillary businesses noted above.
•Ancillary EBITDA Margin is defined as Ancillary EBITDA as a percentage of Ancillary Revenue.
•Divested/Planned Divested Revenue is defined as revenues from certain funeral home and cemetery businesses that we have divested and intend to divest.
•Divested/Planned Divested EBITDA is defined as Divested/Planned Divested Revenue, less field level and financial expenses related to the divested/planned divested businesses noted above.
•Divested/Planned Divested EBITDA Margin is defined as Divested/Planned Divested EBITDA as a percentage of Divested/Planned Divested Revenue.
•Total Field EBITDA is the sum of Funeral Field EBITDA, Cemetery Field EBITDA, Total Financial EBITDA, Ancillary EBITDA and Divested/Planned Divested EBITDA.
•Total Field EBITDA Margin is defined as Total Field EBITDA as a percentage of total revenue.
•Adjusted Basic Earnings Per Share (EPS) is defined as GAAP basic earnings per share, adjusted for Special Items.
•Adjusted Diluted Earnings Per Share (EPS) is defined as GAAP diluted earnings per share, adjusted for Special Items.
•Total Debt Outstanding is defined as indebtedness under our bank credit facility, Senior Notes due 2029, acquisition debt and finance leases.
•Total Debt to EBITDA Multiple/Ratio is defined as Total Debt Outstanding to Adjusted Consolidated EBITDA.
Funeral Field EBITDA and Cemetery Field EBITDA
Our operations are reported in two business segments: Funeral Home Operations and Cemetery Operations. Our Field level results highlight trends in volumes, Revenue, Field EBITDA (the individual business’ cash earning power/locally controllable business profit) and Field EBITDA Margin (the individual business’ controllable profit margin).
Funeral Field EBITDA and Cemetery Field EBITDA are defined above. Funeral and Cemetery Operating Income is defined as Revenue less “Field costs and expenses” — a line item encompassing these areas of costs: i) Funeral and cemetery field costs, ii) Field depreciation and amortization expense, iii) Regional and unallocated funeral and cemetery costs, and iv) Gain/loss on divestitures, disposals and impairment charges. Funeral and cemetery field costs include cost of service, funeral and cemetery merchandise costs, operating expenses, labor and other related expenses incurred at the business level.

Regional and unallocated funeral and cemetery costs presented in our GAAP statement consist primarily of salaries and benefits of our Regional leadership, incentive compensation opportunity to our Field employees and other related costs for field infrastructure. These costs, while necessary to operate our businesses as currently operated within our unique, decentralized platform, are not controllable operating expenses at the Field level as the composition, structure and function of these costs are determined by executive leadership in the Houston Support Center. These costs are components of our overall overhead platform presented within Consolidated EBITDA and Adjusted Consolidated EBITDA. We do not directly or indirectly “push down” any of these expenses to the individual business’ field level margins.
We believe that our “Regional and unallocated funeral and cemetery costs” are necessary to support our decentralized, high performance culture operating framework, and as such, are included in Consolidated EBITDA and Adjusted Consolidated EBITDA, which more accurately reflects the cash earning power of the Company as an operating and consolidation platform.
Consolidated EBITDA and Adjusted Consolidated EBITDA
Consolidated EBITDA and Adjusted Consolidated EBITDA are defined above. Our Adjusted Consolidated EBITDA include adjustments for Special Items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, our Total Field EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are supplemental measures of operating performance that we believe are useful measures to facilitate comparisons to our historical consolidated and business level performance and operating results.
We believe our presentation of Adjusted Consolidated EBITDA, a key metric used internally by our management, provides investors with a supplemental view of our operating performance that facilitates analysis and comparisons of our ongoing business operations because it excludes items that may not be indicative of our ongoing operating performance.
Limitations of the Usefulness of These Measures
Our Total Field EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Our presentation is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Funeral Field EBITDA, Cemetery Field EBITDA, Funeral Financial EBITDA, Cemetery Financial EBITDA, Ancillary EBITDA and Divested/Planned Divested EBITDA are not consolidated measures of profitability.
Funeral and Cemetery Field EBITDA excludes certain costs presented in our GAAP statement that we do not allocate to the individual business’ field level margins, as noted above. A reconciliation to Funeral and Cemetery Operating Income, the most directly comparable GAAP measure, is set forth below.
Consolidated EBITDA excludes certain items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations. A reconciliation to Net Income, the most directly comparable GAAP measure, is set forth below.
Therefore, these measures may not provide a complete understanding of our performance and should be reviewed in conjunction with our GAAP financial measures. Carriage Services strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Reconciliation of Non-GAAP Financial Measures:
This press release includes the use of certain financial measures that are not GAAP measures. The Non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures, all of which are reflected in the tables below.
Reconciliation of Net Income (Loss) to Adjusted Net Income (in thousands):

	2ND QTR 2020	3RD QTR 2020	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021
Net Income (Loss)	$6,397	$5,525	$8,365	$12,933	$(6,167)
Special Items, Net of Tax(1)(2)
Acquisition Expenses	36	—	(135)	—	—
Severance and Separation Costs	217	—	—	1,244	(118)
Performance Awards Cancellation and Exchange	56	84	84	—	—
Accretion of Discount on Convertible Subordinated Notes(1)	66	69	16	20	—
Loss on Extinguishment of Debt	—	—	—	—	17,022
Net (Gain) Loss on Divestitures and Other Costs(2)	—	3,245	1,317	(213)	139
Net Impact of Impairment of Goodwill and Other Intangibles(2)	51	—	124	—	—
Litigation Reserve	154	—	—	—	—
Natural Disaster and Pandemic Costs	657	268	250	706	37
Other Special Items	371	(47)	—	—	954
Tax Adjustment Related to Certain Discrete Items (1)	—	—	400	—	—
Adjusted Net Income	$8,005	$9,144	$10,421	$14,690	$11,867

(1)	The Accretion of Discount on Convertible Subordinated Notes and the Tax Adjustment Related to Certain Discrete Items are not tax effected.
(2)	In 2020, Special Items are taxed at the federal statutory rate of 21.0%, except the Net (Gain) Loss on Divestitures and Other Costs and the Net Impact of Impairment of Goodwill and Other Intangibles, which are taxed at the operating tax rate in the respective quarter. In 2021, Special Items are taxed at the operating tax rate in the respective quarter.

Reconciliation of Net Income (Loss) to Consolidated EBITDA, Adjusted Consolidated EBITDA (in thousands) and Adjusted Consolidated EBITDA Margin:

	2ND QTR 2020	3RD QTR 2020	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021
Net Income (Loss)	$6,397	$5,525	$8,365	$12,933	$(6,167)
Total Expense (Benefit) for Income Taxes	3,449	2,859	4,394	5,641	(4,192)
Income (Loss) Before Income Taxes	$9,846	$8,384	$12,759	$18,574	$(10,359)

Interest Expense	8,352	8,007	7,728	7,584	7,478
Accretion of Discount on Convertible Subordinated Notes	66	69	16	20	—
Non-Cash Stock Compensation	715	927	897	1,308	1,230
Depreciation & Amortization	4,698	5,033	5,109	4,942	5,594
Loss on Extinguishment of Debt	—	6	—	—	23,807
Net (Gain) Loss on Divestitures	—	4,917	1,832	(308)	205
Net Loss on Disposal of Fixed Assets	—	—	—	—	622
Other, Net	2	28	(186)	68	(2)
Consolidated EBITDA	$23,679	$27,371	$28,155	$32,188	$28,575
Adjusted For:
Acquisition Expenses	45	—	(170)	—	—
Severance and Separation Costs	275	—	—	1,575	—
Litigation Reserve	195	—	—	—	—
Natural Disaster and Pandemic Costs	832	340	315	894	145
Other Special Items	418	(45)	—	—	—
Adjusted Consolidated EBITDA	$25,444	$27,666	$28,300	$34,657	$28,720

Revenue	$77,477	$84,393	$90,088	$96,637	$88,277

Adjusted Consolidated EBITDA Margin	32.8%	32.8%	31.4%	35.9%	32.5%
Reconciliation of Funeral and Cemetery Operating Income to Funeral and Cemetery Field EBITDA (in thousands):

	2ND QTR 2020	3RD QTR 2020	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021
Funeral Operating Income (GAAP)	$19,869	$13,975	$19,467	$25,876	$16,604
Depreciation & Amortization	2,895	2,885	2,862	2,769	2,766
Regional & Unallocated Costs	2,788	3,859	5,375	4,569	4,023
Net (Gain) Loss on Divestitures, Disposals and Impairment Charges	—	4,917	1,832	(308)	791
Less:
Funeral Financial EBITDA	(1,921)	(2,119)	(2,150)	(2,251)	(1,871)
Ancillary EBITDA	(321)	(292)	(278)	(242)	(274)
Funeral Divested/Planned Divested EBITDA	(830)	(378)	(310)	(134)	(119)
Funeral Field EBITDA	$22,480	$22,847	$26,798	$30,279	$21,920

	2ND QTR 2020	3RD QTR 2020	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021
Cemetery Operating Income (GAAP)	$5,291	$8,982	$8,419	$9,493	$11,498
Depreciation & Amortization	1,449	1,819	1,885	1,884	2,551
Regional & Unallocated Costs	929	872	1,478	1,504	1,747
Net Loss on Divestitures, Disposals and Impairment Charges	—	—	—	—	34
Less:
Cemetery Financial EBITDA	(2,527)	(3,107)	(2,717)	(3,003)	(3,122)
Cemetery Divested/Planned Divested EBITDA	(41)	(64)	(42)	(71)	(392)
Cemetery Field EBITDA	$5,101	$8,502	$9,023	$9,807	$12,316
Components of Total Field EBITDA (in thousands):

	2ND QTR 2020	3RD QTR 2020	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021
Funeral Field EBITDA	$22,480	$22,847	$26,798	$30,279	$21,920
Cemetery Field EBITDA	5,101	8,502	9,023	9,807	12,316
Funeral Financial EBITDA	1,921	2,119	2,150	2,251	1,871
Cemetery Financial EBITDA	2,527	3,107	2,717	3,003	3,122
Ancillary EBITDA	321	292	278	242	274
Funeral Divested/Planned Divested EBITDA	830	378	310	134	119
Cemetery Divested/Planned Divested EBITDA	41	64	42	71	392
Total Field EBITDA	$33,221	$37,309	$41,318	$45,787	$40,014
Reconciliation of GAAP Basic Earnings (Loss) Per Share to Adjusted Basic Earnings Per Share:

	2ND QTR 2020	3RD QTR 2020	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021
GAAP Basic Earnings (Loss) Per Share	$0.36	$0.31	$0.47	$0.72	$(0.34)
Special Items	0.09	0.20	0.11	0.10	1.00
Adjusted Basic Earnings Per Share	$0.45	$0.51	$0.58	$0.82	$0.66
Reconciliation of GAAP Diluted Earnings (Loss) Per Share to Adjusted Diluted Earnings Per Share:

	2ND QTR 2020	3RD QTR 2020	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021
GAAP Diluted Earnings (Loss) Per Share	$0.36	$0.31	$0.46	$0.71	$(0.33)
Special Items	0.09	0.20	0.11	0.10	0.97
Adjusted Diluted Earnings Per Share	$0.45	$0.51	$0.57	$0.81	$0.64

Reconciliation of Cash flow provided by operations to Adjusted Free Cash Flow (in thousands) and Adjusted Free Cash Flow Margin:

	2ND QTR 2020	3RD QTR 2020	4TH QTR 2020	1ST QTR 2021	2ND QTR 2021
Cash Flow Provided by Operating Activities	$17,455	$36,821	$15,093	$26,811	$14,630
Cash used for Maintenance Capital Expenditures	(1,342)	(2,496)	(3,368)	(2,140)	(2,462)
Free Cash Flow	$16,113	$34,325	$11,725	$24,671	$12,168

Plus: Incremental Special Items:
Federal Tax Refund	—	(7,012)	—	—	—
Acquisition Expenses	45	—	(170)	—	—
Severance and Separation Costs	275	—	—	1,575	—
Litigation Reserve	195	—	—	—	—
Natural Disaster and Pandemic Costs	832	340	315	894	145
Other Special Items	418	(45)	—	—	—
Adjusted Free Cash Flow	$17,878	$27,608	$11,870	$27,140	$12,313

Revenue	$77,477	$84,393	$90,088	$96,637	$88,277

Adjusted Free Cash Flow Margin	23.1%	32.7%	13.2%	28.1%	13.9%
Reconciliation of Cash flow provided by operations to Adjusted Free Cash Flow (in thousands) and Adjusted Free Cash Flow Margin:

	Six Months Ended June 30,
	2020	2021
Cash Flow Provided by Operating Activities	$31,001	$41,441
Cash used for Maintenance Capital Expenditures	(2,898)	(4,602)
Free Cash Flow	$28,103	$36,839

Plus: Incremental Special Items:
Acquisition Expenses	159	—
Severance and Separation Costs	563	1,575
Litigation Reserve	270	—
Natural Disaster and Pandemic Costs	972	1,039
Other Special Items	418	—
Adjusted Free Cash Flow	$30,485	$39,453

Revenue	$154,967	$184,914

Adjusted Free Cash Flow Margin	19.7%	21.3%

Reconciliation of Actual Results (years ended December 31, 2018, 2019 and 2020), Last Twelve Months ended June 30, 2021, Estimated year ended December 31, 2021, Rolling Four Quarter Outlook ended June 30, 2022 and Estimated year ended December 31, 2022.
Earlier in this press release, we present the Two Year Performance Scenario and the Rolling Four Quarter Outlook which reflects management’s opinion on the performance of the portfolio of existing businesses, including performance of existing trusts, and excludes size and timing of acquisitions unless we have a signed Letter of Intent with a high likelihood of a closing within 90 days. These are not intended to be management estimates or forecasts of our future performance, as we believe precise estimates will be precisely wrong all the time. The following reconciliations are presented within the ranges provided in the Performance Outlook Scenario and Rolling Four Quarter Outlook.
Reconciliation of Net Income to Consolidated EBITDA, Total Field EBITDA (in thousands) and Total Field EBITDA Margin:

	2018A	2019A	2020A	LTM	2021E	RFQO	2022E
Net Income	$11,645	$14,533	$16,090	$20,656	$29,000	$51,000	$53,000
Total Tax Expense	6,621	7,883	8,552	8,702	11,000	20,000	21,000
Pretax Income	$18,266	$22,416	$24,642	$29,358	$40,000	$71,000	$74,000
Net Interest Expense, including Accretion of Discount on Convertible Subordinated Notes	23,301	25,763	32,731	30,902	25,000	20,800	20,000
Depreciation & Amortization, including Non-cash Stock Compensation and Other, Net	24,056	19,188	22,613	24,948	26,500	26,200	25,000
Net Loss on Divestitures, Disposals, Impairment Charges and Extinguishment of Debt	1,697	4,846	21,442	31,081	25,000	—	—
Consolidated EBITDA	$67,320	$72,213	$101,428	$116,289	$116,500	$118,000	$119,000
Overhead	36,993	37,554	40,514	48,139	45,500	45,000	48,000
Total Field EBITDA	$104,313	$109,767	$141,942	$164,428	$162,000	$163,000	$167,000

Revenue	$267,992	$274,107	$329,448	$359,395	$355,000	$360,000	$365,000

Total Field EBITDA Margin	38.9%	40.0%	43.1%	45.8%	45.6%	45.3%	45.8%
Reconciliation of Consolidated EBITDA to Adjusted Consolidated EBITDA (in thousands) and Adjusted Consolidated EBITDA Margin:

	2018A	2019A	2020A	LTM	2021E	RFQO	2022E
Consolidated EBITDA	$67,320	$72,213	$101,428	$116,289	$116,500	$118,000	$119,000
Special Items	2,872	4,374	2,822	3,054	2,600	—	—
Adjusted Consolidated EBITDA	$70,192	$76,587	$104,250	$119,343	$119,100	$118,000	$119,000

Revenue	$267,992	$274,107	$329,448	$359,395	$355,000	$360,000	$365,000

Adjusted Consolidated EBITDA Margin	26.2%	27.9%	31.6%	33.2%	33.5%	32.8%	32.6%
Reconciliation of Net Income to Adjusted Net Income (in thousands):

	2018A	2019A	2020A	LTM	2021E	RFQO	2022E
Net Income	$11,645	$14,533	$16,090	$20,656	$29,000	$51,000	$53,000
Special Items	9,921	7,999	17,593	25,466	20,000	—	—
Adjusted Net Income	$21,566	$22,532	$33,683	$46,122	$49,000	$51,000	$53,000

Reconciliation of GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share:

	2018A	2019A	2020A	LTM	2021E	RFQO	2022E
GAAP Diluted Earnings Per Share	$0.63	$0.80	$0.89	$1.15	$1.63	$2.91	$3.16
Special Items	0.54	0.45	0.97	1.38	1.12	—	—
Adjusted Diluted Earnings Per Share	$1.17	$1.25	$1.86	$2.53	$2.75	$2.91	$3.16
Reconciliation of Cash Flow Provided by Operating Activities to Adjusted Free Cash Flow (in thousands) and Adjusted Free Cash Flow Margin:

	2018A	2019A	2020A	LTM	2021E	RFQO	2022E
Cash Flow Provided by Operating Activities	$48,994	$43,216	$82,915	$93,355	$80,000	$83,000	$88,000
Cash used for Maintenance Capital Expenditures	(9,266)	(8,795)	(8,762)	(10,466)	(10,000)	(10,000)	(11,000)
Special Items	2,872	4,374	(4,190)	(3,958)	2,600	—	—
Adjusted Free Cash Flow	$42,600	$38,795	$69,963	$78,931	$72,600	$73,000	$77,000

Revenue	$267,992	$274,107	$329,448	$359,395	$355,000	$360,000	$365,000

Adjusted Free Cash Flow Margin	15.9%	14.2%	21.2%	22.0%	20.5%	20.3%	21.1%
CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS
Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to historical information, this Press Release contains certain statements and information that may constitute forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical information, should be deemed to be forward-looking statements. These statements include, but are not limited to, statements regarding any projections of earnings, revenue, asset sales, cash flow, capital allocation, debt levels, overhead, including field and corporate incentive compensation, or other financial items; any statements of the plans, strategies and objectives of management for future operations, or financing activities; any statements of the plans, timing and objectives of management for acquisition and divestiture activities; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing and are based on our current expectations and beliefs concerning future developments and their potential effect on us. The words “may”, “will”, “estimate”, “intend”, “believe”, “expect”, “seek”, “project”, “forecast”, “foresee”, “should”, “would”, “could”, “plan”, “anticipate” and other similar words or expressions are intended to identify forward-looking statements, which are generally not historical in nature. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenue and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•our ability to find and retain skilled personnel;
•the effects of our incentive and compensation plans and programs, including such effects on our Standards Operating Model and the Company’s operational and financial performance;
•our ability to execute our growth strategy;
•the execution of our Standards Operating, 4E Leadership and Standard Acquisition Models;
•the effects of competition;
•changes in the number of deaths in our markets;
•changes in consumer preferences and our ability to adapt to or meet those changes;
•our ability to generate preneed sales, including implementing our cemetery portfolio sales strategy;
•the investment performance of our funeral and cemetery trust funds;

•fluctuations in interest rates;
•our ability to obtain debt or equity financing on satisfactory terms to fund additional acquisitions, expansion projects, working capital requirements and the repayment or refinancing of indebtedness;
•our ability to meet the timing, objectives and expectations related to our capital allocation framework, including our forecasted rates of return, planned uses of free cash flow and future capital allocation, including share repurchases, internal growth projects, potential strategic acquisitions, dividend increases, or debt repayment plans;
•our ability to meet the projected financial and equity performance metrics to our updated rolling four quarter outlook, two-year scenario and intrinsic value per share range, if at all;
•the timely and full payment of death benefits related to preneed funeral contracts funded through life insurance contracts;
•the financial condition of third-party insurance companies that fund our preneed funeral contracts;
•increased or unanticipated costs, such as insurance or taxes;
•our level of indebtedness and the cash required to service our indebtedness;
•changes in federal income tax laws and regulations and the implementation and interpretation of these laws and regulations by the Internal Revenue Service;
•effects of the application of other applicable laws and regulations, including changes in such regulations or the interpretation thereof;
•the potential impact of epidemics and pandemics, including the COVID-19 coronavirus, on customer preferences and on our business;
•effects of litigation;
•consolidation of the funeral and cemetery industry;
•our ability to consummate the divestiture of low performing businesses as currently expected, if at all, including expected use of proceeds related thereto;
•our ability to identify and consummate strategic acquisitions, if at all, and successfully integrate acquired businesses with our existing businesses, including expected performance and financial improvements related thereto;
•economic, financial and stock market fluctuations,
•interruptions or security lapses of our information technology, including any cybersecurity or ransomware incidents,
•our failure to maintain effective control over financial reporting; and
•other factors and uncertainties inherent in the funeral and cemetery industry.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Reports on Form 10-Q, and other public filings and press releases, available at www.carriageservices.com.

Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.